 METROPOLITAN LIFE INSURANCE COMPANY . [200 PARK PLACE . NEW YORK, NY . 02116]

                                A STOCK COMPANY

 WE ARE PLEASED TO PROVIDE YOU THE      PLEASE READ ALL ATTACHED FORMS
 BENEFITS OF THIS ANNUITY CERTIFICATE.  CAREFULLY.

THE CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS STATED IN THE CONTRACT. WE WILL PAY THE BENEFITS PROVIDED BY THE CONTRACT AS DESCRIBED IN THE CERTIFICATE. THE CERTIFICATE IS ISSUED IN CONSIDERATION OF THE PURCHASE PAYMENTS.

Based on the maximum charges of the Separate Account assets, the smallest yearly gross investment rate which would have to be earned on the assets of an Underlying Fund so that the dollar amount of variable annuity payments will not decrease is [4.30%]. The Smallest Yearly Gross Investment Rate is equal to the Assumed Net Investment Rate of 3.00% plus the annual mortality and expense risk deduction for all funds.

                        EXECUTED AT NEW YORK, NEW YORK

                                   [GRAPHIC]

                                  [President]

 THIS IS A LEGAL CERTIFICATE BETWEEN    PLEASE READ YOUR CERTIFICATE
 YOU AND US.                            CAREFULLY.

 CERTIFICATE OF PARTICIPATION UNDER A FLEXIBLE PREMIUM DEFERRED GROUP VARIABLE
                               ANNUITY CONTRACT

                                 TAX QUALIFIED

        ELECTIVE OPTIONS                             NON-PARTICIPATING

ANNUITY PAYMENTS, DEATH BENEFITS, WITHDRAWAL VALUES, AND OTHER CASH VALUES PROVIDED BY THIS CERTIFICATE, WHEN BASED ON INVESTMENT EXPERIENCE OF THE UNDERLYING FUNDS, ARE VARIABLE AND MAY INCREASE OR DECREASE IN ACCORDANCE WITH FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AS APPLICABLE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

 WE RESERVE THE RIGHT TO RESTRICT THE AVAILABILITY OF THE FIXED ACCOUNT AFTER
                                    ISSUE.

M-14672 (Non-4223)

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TABLE OF CONTENTS

Certificate Specifications...................................................... [Page 3
Definitions.....................................................................  Page 7
Purchase Payments...............................................................  Page 9
General Certificate Provisions..................................................  Page 9
Valuation Information........................................................... Page 11
Transfers Between Underlying Funds.............................................. Page 11
Transfers from Underlying Funds to Contracts not Issued by Us................... Page 12
Transfers from Other Contracts or Certificates Issued by Us..................... Page 12
Transfers to Other Contracts Issued by Us....................................... Page 12
Distributions from the Certificate.............................................. Page 12
Certificate Charges............................................................. Page 13
Death Benefit Provisions........................................................ Page 13
Contract Discontinuance Provisions.............................................. Page 13
Settlement Provisions........................................................... Page 14
   Variable Annuity............................................................. Page 15
   Fixed Annuity................................................................ Page 16
   Annuity Options.............................................................. Page 16
Annuity Tables.................................................................. Page 18]

          Any Riders or Endorsements follow the Life Annuity Tables.

M-14672 (Non-4223)
                                      2

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                          CERTIFICATE SPECIFICATIONS

CERTIFICATE OWNER              [JOHN DOE]      ANNUITANT        [JOHN DOE]
CERTIFICATE NUMBER             [SPECIMEN]      CERTIFICATE DATE [04/01/13]
ANNUITY COMMENCEMENT DATE      [04/01/42]
CONTRACT NUMBER                [SPECIMEN]      CONTRACT DATE    [03/01/13]
CONTRACT OWNER                 [TRUSTEE OF THE ABC RETIREMENT PLAN]
PLAN NAME                      [THE ABC RETIREMENT PLAN]

PURCHASE PAYMENT/TERMINATION AMOUNTS

Minimum Average Purchase Payment
Amount:                                [$1,000] per Certificate Year

Maximum Aggregate Purchase Payment     [$3,000,000] without prior approval
Amounts:                               by Our Office

Termination Amount:                    $20,000 aggregate Cash Value of all
                                       Individual Accounts/Certificates per
                                       Contract

AMOUNTS DEDUCTED ON SURRENDER:

For the purpose of determining the Amounts Deducted on Surrender, the surrender charge is calculated as a percentage of the Cash Value being surrendered.

[CERTIFICATE YEAR                         SURRENDER CHARGE
-----------------              ---------------------------------------
                               (on amounts not previously surrendered)
 [1-2                                            [5%
  3-4                                             4%
  5-6                                             3%
  7-8                                             2%
9 and thereafter]                                 0%]

We guarantee that the aggregate surrender charge will never exceed 8.5% of the total Purchase Payments made.

ALLOWABLE DISTRIBUTIONS PRIOR TO CONTRACT DISCONTINUANCE NOT SUBJECT TO AMOUNTS DEDUCTED ON SURRENDER:

[Retirement, Separation from Service, loan initiations if applicable, hardship withdrawals (as defined by the Internal Revenue Code), death, disability (as defined by the Internal Revenue Code section 72 [m] [7]), minimum distribution (as defined by the Internal Revenue Code), return of Excess Plan Contributions, certain Plan expenses as mutually agreed upon, transfers to an employer stock fund, and annuitization under this Certificate to another Contract issued by Us.] Distributions may be in the form of cash payments, Annuity Options or to a deferred Annuity issued by Us.

For distributions subject to Amounts Deducted on Surrender, the applicable portion of the Cash Surrender Value of Your Individual Account will be paid to satisfy the requested distribution. For allowable distributions not subject to Amounts Deducted on Surrender, the applicable portion of the Cash Value of Your Individual Account will be paid to satisfy the requested distribution.

INTEREST RATE APPLICABLE TO UNDERPAYMENTS OR OVERPAYMENTS DUE TO MISSTATEMENT OF AGE AND/OR SEX: [6%]

M-14672 (Non-4223)
                                      3

                          CERTIFICATE SPECIFICATIONS

FIXED ACCOUNT (This section only applies if the Fixed Account is available under the Contract/Certificate.)

WE RESERVE THE RIGHT TO RESTRICT THE AVAILABILITY OF THE FIXED ACCOUNT AFTER ISSUE.

FIXED ACCOUNT INITIAL INTEREST RATE FOR INITIAL PURCHASE PAYMENT: [1%]

MINIMUM GUARANTEED INTEREST RATE FOR THE FIXED ACCOUNT: [1%]

WE RESERVE THE RIGHT WITH 30 DAYS ADVANCE WRITTEN NOTICE TO RESTRICT PURCHASE PAYMENTS AND TRANSFERS TO THE FIXED ACCOUNT IF THE CREDITED INTEREST RATE EQUALS THE MINIMUM GUARANTEED INTEREST RATE. WE WILL PROVIDE YOU ADVANCE WRITTEN NOTICE IF THESE RESTRICTIONS ON PURCHASE PAYMENTS AND TRANSFERS ARE SUBSEQUENTLY LIFTED.

MORTALITY AND EXPENSE RISK DEDUCTION

The annual mortality and expense risk deduction is [1.20%] for all funds. [An annual administrative expense fee of [.10%] may be deducted on a pro-rata basis from all Underlying Funds in Your Account.] This amounts to a daily deduction of [.00003562] per fund.

ASSUMED DAILY NET INVESTMENT FACTOR: Upon annuitization, the Assumed Daily Net Investment Factor for variable payments is 1.000081 for each Funding Option. When expressed on an annual basis this equals 3%, for variable payments, assuming a 365-day year.

FUND TRANSFERS

UNDERLYING FUND TRANSFER CHARGE: [$0.00]

We reserve the right to limit the number of transfers in an account between Underlying Funds. The minimum number of transfers allowed would be one in six--month period. We reserve the right to assess a processing fee not to exceed $10.00 per transaction upon 30 days' written notice to Contract Owner and/or You.

Certain funds are considered Competing Funds as shown in the Funding Options section of the Certificate Specifications and are subject to transfer restrictions as described in the Fixed Account Rider, if applicable.

Transfers from the Fixed Account, either to the Underlying Funds or to contracts/certificates not issued by Us, as described in the Fixed Account Rider (if applicable), may not exceed [20%] per Certificate Year of the Cash Value in the Fixed Account valued on each Certificate Year anniversary.

[FREE WITHDRAWAL ALLOWANCE:

For certificates issued under tax deferred annuity plans, deferred compensation plans, or combined qualified plans/tax deferred annuity plans, [after the first Certificate Year,] the Contract Owner or You if so authorized, may take partial surrenders annually of up to [10%] of the vested Cash Value in Your Individual Account to the extent permitted by current law, as of the first Valuation Date of any given Certificate Year without imposition of Amounts Deducted on Surrender. The free withdrawal allowance applies to partial surrenders of any amount and to full surrenders.

Note: Any free withdrawal taken will reduce Purchase Payments no longer subject to a surrender charge. The available amount will be calculated as of the end of the previous Certificate Year. The free withdrawal amount is not cumulative from year to year. ]

M-14672 (Non-4223)
                                      4

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                          CERTIFICATE SPECIFICATIONS

SEPARATE ACCOUNT: [Metropolitan Life Separate Account E]

UNDERLYING FUNDS:
[American Funds Balanced Allocation Portfolio                        MFS(R) Emerging Markets Equity Portfolio
American Funds Global Growth Fund                                    MFS(R) Research International Portfolio
American Funds Growth Allocation Portfolio                           MFS(R) Total Return Portfolio **
American Funds Growth Fund                                           MFS(R) Value Portfolio
American Funds Growth-Income Fund                                    Invesco Small Cap Growth Portfolio
American Funds Moderate Allocation Portfolio                         MetLife Aggressive Strategy Portfolio
Barclays Aggregate Bond Index Portfolio *                            MetLife Conservative Allocation Portfolio
BlackRock Bond Income Portfolio *                                    MetLife Conservative to Moderate Allocation Portfolio
BlackRock Capital Appreciation Portfolio                             MetLife Mid Cap Stock Index Portfolio
BlackRock Diversified Portfolio **                                   MetLife Moderate Allocation Portfolio
BlackRock High Yield Portfolio*                                      MetLife Moderate to Aggressive Allocation Portfolio
BlackRock Large Cap Core Portfolio                                   MetLife Multi-Index Targeted Risk Portfolio
BlackRock Large Cap Value Portfolio                                  MetLife Stock Index Portfolio
BlackRock Money Market Portfolio                                     MSCI EAFE(R) Index Portfolio
Clarion Global Real Estate Portfolio                                 Neuberger Berman Genesis Portfolio
Davis Venture Value Portfolio                                        Oppenheimer Global Equity Portfolio - Class B
Delaware VIP Small Cap Value Series                                  Pioneer Fund Portfolio
Enterprise Portfolio                                                 Pioneer Strategic Income Portfolio ** *
Frontier Mid Cap Growth Portfolio                                    PIMCO Inflation Protected Bond Portfolio *
Harris Oakmark International Portfolio                               PIMCO Total Return Portfolio *
Janus Forty Portfolio                                                Pyramis(R) Managed Risk Portfolio
Jennison Growth Portfolio                                            Russell 2000(R) Index Portfolio
JPMorgan Small Cap Value Portfolio                                   Templeton Developing Markets Securities Fund
ClearBridge Aggressive Growth Portfolio                              Templeton Foreign Securities Fund
ClearBridge Variable Appreciation Portfolio                          Third Avenue Small Cap Value Portfolio
ClearBridge Variable Equity Income Portfolio **                      T. Rowe Price Large Cap Growth Portfolio
ClearBridge Variable All Cap Value Portfolio                         T. Rowe Price Large Cap Value Portfolio
ClearBridge Variable Large Cap Growth Portfolio                      T. Rowe Price Small Cap Growth Portfolio
ClearBridge Variable Large Cap Value Portfolio                       Invesco Comstock Portfolio
ClearBridge Variable Small Cap Growth Portfolio                      VIP Contrafund(R) Portfolio
Legg Mason Investment Counsel Variable Social Awareness Portfolio    VIP Mid Cap Portfolio
Lord Abbett Bond Debenture Portfolio *                               Western Asset Management U.S. Government Portfolio *
Lord Abbett Mid Cap Value Portfolio                                  Western Asset Variable High Income Portfolio*]

The Underlying Funds marked with an asterisk (*) are considered Competing Funds, and are subject to transfer restrictions as described in the Fixed Account Rider (if applicable). We reserve the right to change which funds are considered Competing Funds in the future, but We will provide advance written notice to You of any such changes.

M-14672 (Non-4223)
                                      5

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                      This Page Intentionally Left Blank

M-14672 (Non-4223)
                                       5

                                  DEFINITIONS

(A) ACCUMULATION UNIT - An accounting unit of measure used to calculate the value of this Certificate. An Accumulation Unit exists for each Underlying Fund. The value of this measure is called the Accumulation Unit Value.

(B) ANNUITANT - The person on whose life the Annuity payments are made.

(C) ANNUITY - Payment of income for a stated period or amount.

(D) ANNUITY COMMENCEMENT DATE - The date on which Annuity payments begin.

(E) BENEFICIARY(IES) - Unless the Plan provides otherwise, the person(s) or entity You elect to receive Your vested Cash Value at the time of Your death.

(F) CASH SURRENDER VALUE - The Cash Value less any amounts deducted on Surrender shown on the Certificate Specifications page and any applicable Premium Tax.

(G) CASH VALUE - The value of the Accumulation Units in Your Individual Account less any reduction for administrative charges. Sometimes referred to as "Account Value."

(H) CERTIFICATE DATE - The date the certificate is issued as shown on the Certificate Specifications page.

(I) CERTIFICATE OF PARTICIPATION - A certificate issued to You which explains the benefits and provisions to which You are entitled under the contract.

(J) CERTIFICATE YEAR - The twelve-month period beginning with the Certificate Date or any anniversary thereof.

(K) COMPETING FUND - Any funding option under the Plan which, in Our opinion, consists primarily of fixed income securities and/or money market instruments.

(L) CONTRACT DATE - The date the contract is issued as shown on the Certificate Specifications page.

(M) CONTRACT DISCONTINUANCE - Termination of the contract and all certificates issued under the contract by the Contract Owner.

(N) CONTRACT OWNER - The person or entity identified on the Certificate Specifications page.

(O) DUE PROOF OF DEATH - (i) A copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to Us.

(P) EXCESS PLAN CONTRIBUTIONS - Plan contributions including excess deferrals, excess contributions, excess aggregate contributions, excess annual additions, and excess nondeductible contributions that require correction by the Plan Administrator, excluding reversions upon Plan Termination.

(Q) FIXED ANNUITY - An Annuity with payments which remain fixed as to dollar amount throughout the payment period.

(R) INDIVIDUAL ACCOUNT - Accumulation Units credited to You or Your Beneficiary under this Certificate.

(S) OUR OFFICE - The home office of Metropolitan Life Insurance Company or any other office which We may designate for the purpose of administering this certificate. All correspondence concerning this certificate should be sent to the mailing address stated on the cover page of this certificate.

(T) PARTICIPANT- An eligible person who is a member in Your Plan.

M-14672 (Non-4223)
                                      7

(U) PLAN - The Plan designated on the Certificate Specifications page. We are not a party to the Plan. We do not assume the responsibilities of the Plan Administrator, nor are We bound by the terms of the Plan. All records pertaining to the Plan will be open for inspection by Us. We are not bound by any material change in the Plan terms or administration after the Contract Date, unless we agree otherwise.

(V) PREMIUM TAX - The amount of tax, if any, charged by the state or municipality. We may deduct any applicable Premium Tax from the Cash Value either upon Surrender, annuitization, death, or at the time Purchase Payments are made, but no earlier than when We have a tax liability under state law.

(W) PURCHASE PAYMENTS - Payments made to this certificate.

(X) SEPARATE ACCOUNT - The Separate Account(s) indicated in the Certificate Specifications which We established under Connecticut Insurance Laws and complies with New York Insurance Laws, and which purchases shares of the Underlying Funds for this class of contracts/certificates and certain other contracts/certificates.

(Y) SEPARATION FROM SERVICE - The termination or permanent severance of Your employment with the employer for any reason that is a separation from service within the meaning of the Plan. However, termination of Your employment with the employer as a result of the sale of all or part of the employer's business (including divisions or subsidiaries of the employer) will not be considered Separation from Service unless You actually lose Your job or are not immediately included in a pension or profit sharing plan of the successor employer.

(Z) SURRENDER - Funds distributed from Your Individual Account for retirement, Separation from Service, loans, hardship withdrawals, death, disability, minimum distribution return of Excess Plan Contributions, payment of certain Plan expenses as mutually agreed upon, Contract Discontinuance, or transfers to other Plan funding vehicles. Such surrender may or may not be subject to charges.

(AA) SURRENDER DATE - The date We receive a Written Request for a Surrender.

(BB) UNDERLYING FUND - An open-ended diversified investment management company which is an underlying investment for the Separate Account.

(CC) VALUATION DATE - The date on which the Separate Account is valued.

(DD) NEXT VALUATION DATE - If you submit a Written Request to Us for a transaction that requires valuation of the funding options under this certificate, the Next Valuation Date(when those funds will be valued) will be:

     1) The day the Written Request was received if prior to the close of regular trading on the New York Stock Exchange (except for when trading is restricted due to an emergency as defined by the Securities and Exchange Commission); or
     2)  The next day regular trading on the New York Stock Exchange occurs.

(EE) VALUATION PERIOD - The period between successive valuations.

(FF) VARIABLE ANNUITY - An Annuity with payments which vary with the net investment results of the Separate Account.

(GG) WE, OUR, US - Metropolitan Life Insurance Company.

(HH) WRITTEN REQUEST - A written form satisfactory to Us and received at Our Office.

(II) YOU, YOUR - The certificate owner.

(JJ) YOUR ACCOUNT - Accumulation Units credited to You under this certificate.

M-14672 (Non-4223)
                                      8

                               PURCHASE PAYMENTS

PURCHASE PAYMENT

The Purchase Payments are the payments made by the Contract Owner and/or You to this certificate. An initial lump sum Purchase Payment must be made before the certificate becomes effective. Each Purchase Payment is payable to Us at Our Office. The minimum Purchase Payment is shown on the Certificate Specifications page. We reserve the right to limit the amount of the Purchase Payment which will be accepted subject to the Maximum Aggregate Purchase Payment Amount shown on the Certificate Specifications.

Net Purchase Payments are that part of the Purchase Payments applied to the certificate. The net Purchase Payment is equal to the Purchase Payment less any applicable Premium Tax.

ALLOCATION OF PURCHASE PAYMENTS

The initial net Purchase Payment will be applied within two business days following its receipt in good order at Our Office. Any subsequent net Purchase Payments will be credited to Your Individual Account using the Accumulation Unit Value determined after We receive those payments at Our Office. Each net Purchase Payment will be allocated to the Underlying Funds in the proportion specified by the Contract Owner or You if so authorized. By Written Request, the Contract Owner, or You if so authorized, may change Your choice of Underlying Funds or allocation percentages. The available Underlying Funds to which assets may be allocated may be subsequently added or deleted.

The net Purchase Payments will be allocated to an account established for You by Us. We will deposit each net Purchase Payment to Your Individual Account as directed by the Contract Owner or You, if so authorized. We will satisfy distribution requests from Your Individual Account and provide periodic reports as described in the "Required Reports" provision.

                        GENERAL CERTIFICATE PROVISIONS

OWNER

The Contract Owner is identified on the Certificate Specifications Page. The Contract Owner has sole power while the contract is in force to exercise any rights given in the certificate, subject to the terms of the provision entitled "Control of the Certificate." In order to maintain tax qualification, the contract and certificates may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose except as may be required or permitted under applicable sections of the Internal Revenue Code.

CREDITOR CLAIMS

No right or benefit to You, the Contract Owner or Beneficiary under this certificate shall be subject to the claims of creditors or any legal process other than to the extent permitted by law.

CONTROL OF THE CERTIFICATE

The Contract Owner or You, if so authorized may elect to exercise any options allowed by the certificate with respect to Your Account. Elections made under the certificate must be made by a Written Request, unless another manner is mutually agreed upon. All rights in the certificate rest with the Contract Owner except that:

     1. for plans where You are the sole contributor of Purchase Payments under this certificate, the control of the certificate rests with You;

     2. for plans where both the Contract Owner and You are contributors of Purchase Payments under this certificate, control of the certificate is shared by both the Contract Owner and You. The Plan may allow You to make investment decisions and direct the investments. If the Contract Owner exercises fiduciary responsibility under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Your consent is not required. An ERISA fiduciary must act solely in the best interest of the Plan Participants. If funds are withdrawn, there may be charges against Participant Individual Account balances. The contract does not require that the Contract Owner make a withdrawal or transfer that results in a reduction of a Participant's Individual Account balance.

MINIMUM BENEFITS

Any paid-up annuity, cash surrender or death benefits that may be available under this certificate are not less than the minimum benefits required by any statute of the state in which this certificate is delivered.

THE CERTIFICATE

The entire certificate between You and Us consists of the certificate and all attached pages.

M-14672 (Non-4223)
                                      9

CERTIFICATE OF PARTICIPATION

A certificate is issued to You which explains who may exercise the rights, privileges and receive the benefits from the certificate. Some of the provisions of the contract are described in the certificate. This certificate is issued under the terms of the contract. It does not constitute a part of the contract and will not modify any of the provisions of the contract. Nothing in the contract invalidates or impairs any right granted to the Participant under the law or this certificate.

CERTIFICATE CHANGES

The only way this certificate may be changed is by a written endorsement signed by one of Our officers.

SUBSTITUTION OF UNDERLYING FUNDS

If it is not possible to continue to offer an Underlying Fund, or in Our judgment becomes inappropriate for the purposes of this certificate, We may substitute another Underlying Fund without Your consent. Substitutions may be made with respect to both existing investments and investment of future Purchase Payments subject to applicable law.

INCONTESTABILITY

We will not contest this certificate from its Certificate Date.

REQUIRED REPORTS

As often as required by law, but at least once in each Certificate Year, We will furnish a report to the Contract Owner, or You if we are directed by the Contract Owner, which will show the number of Accumulation Units credited to this certificate for each Underlying Fund and the corresponding Accumulation Unit Values as of the date of the report.

VOTING RIGHTS

If required by federal law, the Contract Owner or You, as provided in the Plan during Your lifetime or the beneficiary after Your death, may have the right to vote at the meetings of the Shareholders of the Underlying Funds. If the Contract Owner or You have voting rights, We will send a notice telling the time and place of the meeting. The notice will also explain matters to be voted upon and how many votes may be exercised.

MORTALITY AND EXPENSES

Neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, shall adversely affect the dollar amount of the variable annuity payments after such payments have commenced.

NON-PARTICIPATING

This certificate does not share in Our surplus earnings, so You will receive no dividends under it.

CERTIFICATE MODIFICATION

We reserve the right to modify this certificate to qualify it under all related laws and regulations which are in effect during the term of this certificate. We will obtain the approval of any regulatory authority needed for the modifications.

STATE LAWS

The contract and certificates issued under the contract are governed by the law of the state in which they are issued for delivery. We may, at any time, make any changes, including retroactive changes, in the contract and certificates to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which We or You are subject.

EMERGENCY PROCEDURE

We reserve the right to suspend or postpone the date of any payment of any benefit or values for any Valuation Period (1) when the New York Stock Exchange is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Underlying Funds is not reasonably practicable or it is not reasonably practicable to determine the value of the Underlying Fund's net assets; or (4) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders. Any provision of this certificate which specifies a Valuation Date will be superseded by this Emergency Procedure.

RELATION OF THIS CERTIFICATE TO THE SEPARATE ACCOUNT

We will have exclusive and absolute ownership and control of the assets of the Separate Account. That portion of the assets of the Separate Account equal to the reserves and other contract/certificate liabilities with respect to such Separate Account shall not be chargeable with liabilities arising out of any other business We conduct. Our determination of the value of an Accumulation Unit and an Annuity Unit by the method described in this certificate will be conclusive. Income, gains and losses, whether or not realized from assets allocated to a Separate Account shall be credited to or charged against such account without regard to other income, gains or losses or the insurer.

M-14672 (Non-4223)
                                      10

We will maintain in each Separate Account assets with a value at least equal to the amount accumulated in accordance with applicable agreements with respect to such Separate Account and the reserves for annuities in the course of payment that vary with the investment experience of such Separate Account.

                             VALUATION PROVISIONS

NUMBER OF ACCUMULATION UNITS

The number of Accumulation Units to be credited for each Underlying Fund once a Purchase Payment has been received by Us will be determined by dividing the net Purchase Payment allocated to each Underlying Fund by the corresponding Accumulation Unit Value of that Underlying Fund.

ACCUMULATION UNIT VALUE

The initial value of an Accumulation Unit for each Underlying Fund is set at $1.000000. We determine the value of an Accumulation Unit on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the net investment factor for that Underlying Fund for the Valuation Period just ended.

The value of an Accumulation Unit on any date other than a Valuation Date will be equal to its value on the Next Valuation Date.

NET INVESTMENT FACTOR

The net investment factor is a factor applied to measure the investment performance of an Underlying Fund from one Valuation Period to the next. The net investment factor for an Underlying Fund for any Valuation Period is equal to the sum of 1.000000 plus the net investment rate.

Each Underlying Fund's net investment rate for a Valuation Period is equal to the gross investment rate for that Underlying Fund less the applicable daily mortality and expense risk deduction. The mortality and expense risk deduction is shown on the Certificate Specifications page.

The gross investment rate of an Underlying Fund for a Valuation Period is equal to (1) divided by (2) where

     (1) is:

         (a) investment income; plus

         (b) capital gains and losses, whether realized or unrealized; less

         (c) a deduction for any expenses levied against the Separate Account and its Underlying Funds; and

     (2) is the amount of the net assets at the beginning of the Valuation
         Period.

The gross investment rate for an Underlying Fund may be either positive or negative. Underlying Fund assets are based on the net assets held in the Underlying Fund. Investment income includes any distribution whose ex-dividend date occurs during the Valuation Period.

                      TRANSFERS BETWEEN UNDERLYING FUNDS

The Contract Owner may transfer all or any part of Your Cash Value, subject to the restrictions as noted on the Certificate Specifications Page and in the Fixed Account Rider if applicable, from one Underlying Fund to any other Underlying Fund available under Your Plan. If so authorized, You may transfer all or any part of Your Individual Account's Cash Value to any Underlying Fund. Transfers may be made at any time up to 30 days before the due date of the first Annuity payment subject to the restrictions as noted on the Certificate Specifications Page and in the Fixed Account Rider, if applicable.

We reserve the right to limit the number of transfers in an account between Underlying Funds. The minimum number of transfers allowed as shown on the Certificate Specifications.

Transfers between Underlying Funds will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Underlying Fund. The Number of Accumulation Units will be determined by using the Accumulation Unit Value of the Underlying Funds involved as of the Next Valuation Date after We receive notification of request for transfer. Transfers will be subject to any applicable Underlying Fund Transfer Charge stated on the Certificate Specifications page.

M-14672 (Non-4223)
                                      11

The Contract Owner's right, or Your right if so authorized, to make transfers is subject to limitations or modification by Us if We determine, in Our sole opinion, that the exercise of the right by one or more owners with interests in the Underlying Fund is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by Us to be to the disadvantage of other owners. We will notify the Contract Owner or You, if so authorized, in writing, in advance of any restrictions on transfers. A limitation or modification could be applied to transfers to, or from, one or more of the Underlying Funds and may include:

    (a)  the requirement of no more than one transfer per six month period;

    (b) requiring that the Contract Owner, or You if so authorized, deliver an originally executed Written Request for a transfer to Our Office;

    (c)  any restriction imposed by an Underlying Fund.

Frequent requests from certificate owners to make transfers/reallocations may dilute the value of the Underlying Funds' shares if the frequent transfers/reallocations involve an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the Underlying Funds and the reflection of that change in the Underlying Funds' share price ("arbitrage trading"). Arbitrage trading may adversely affect the long-term performance of the Underlying Funds, which may in turn adversely affect contract owners and other persons who may have an interest in the certificates (e.g., Annuitants and Beneficiaries). We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. The Underlying Funds have their own policies and procedures with respect to frequent transfers of their respective shares and we reserve the right to enforce these policies and procedures. We may also conduct monitoring of transfers based upon a request by a portfolio manager of an Underlying Fund. When we deter such trades, we may impose restrictions based upon our policies and procedures.

 TRANSFERS FROM UNDERLYING FUNDS TO CONTRACTS OR CERTIFICATES NOT ISSUED BY US

The Contract Owner or You if so authorized may transfer all or any part of Your Individual Account's Cash Surrender Value, subject to the restrictions as noted on the Certificate Specifications Page and in the Fixed Account Rider if applicable, to any contract/certificate not issued by Us. Such transfers may be subject to amounts deducted on Surrender as shown on the Certificate Specifications page.

          TRANSFERS FROM OTHER CONTRACTS OR CERTIFICATES ISSUED BY US

We may allow the Contract Owner or You if so authorized, to transfer funds held in another group annuity contract or certificate issued by Us to this certificate without applying deferred sales charges or surrender charges to the funds being transferred. Once the transfer is complete and We have established a new account for You, new deferred sales charges or surrender charges may apply to this certificate as shown on the Certificate Specifications page.

           TRANSFERS TO OTHER CONTRACTS OR CERTIFICATES ISSUED BY US

We may allow the Contract Owner or You if so authorized, to transfer funds in this certificate to another contract or certificate issued by Us without incurring a deferred sales charge or surrender charge as shown on the Certificate Specifications page to the funds being transferred. Once the transfer is complete and We have established a new account for You, new deferred sales charges or surrender charges may apply to the new contract in accordance with the provisions of such contract/certificate.

                      DISTRIBUTIONS FROM THE CERTIFICATE

DISTRIBUTION FROM ONE ACCOUNT TO ANOTHER ACCOUNT

The Contract Owner may, as provided in the Plan, distribute Cash Value from the group Account to Your Individual Account. The Contract Owner also may, as required by the Plan, move Cash Value from Your Individual Accounts to the group Account.

CASH SURRENDER VALUE

The Cash Surrender Value will be determined as of the Next Valuation Date following receipt of a Written Request by The Contract Owner or Your Written Request if so authorized. We may delay payment of the Cash Surrender Value in the Underlying Funds for a period of not more than seven days after We receive the request. The payment of the Cash Surrender Value of the Fixed Account, may be delayed as described in the Fixed Account Rider, if applicable. We will pay interest on delayed Cash Surrender Value payments in accordance with applicable regulations or laws of the state of New York.

M-14672 (Non-4223)
                                      12

                              CERTIFICATE CHARGES

AMOUNTS DEDUCTED ON SURRENDER

The applicable amounts deducted on Surrender are shown on the Contract Specifications page. These amounts as well as the mortality and expense risk deduction may be reduced or eliminated to the extent that We anticipate lower sales expenses or perform fewer sales services due to:

    1.   the size of the group participating in the contract;

    2.   an existing relationship to the contract owner;

    3.   use of mass enrollment procedures, or;

    4. performance of sales functions by a third party, which We would otherwise perform.

                           DEATH BENEFIT PROVISIONS

A death benefit is payable in a single sum to the Beneficiary upon Your death before the Annuity Commencement Date. A death benefit is also payable under those Annuity Options which provide for death benefits. We will pay the Beneficiary the death benefit as described below upon receiving Due Proof of Death and a Written Request. At the Written Request of the Contract Owner, We will pay the death benefit to Your Beneficiary.

DEATH PROCEEDS PRIOR TO THE ANNUITY COMMENCEMENT DATE

If You die before age 75 and before the Annuity Commencement Date, We will pay the Beneficiary the greater of a) or b) below, less any applicable Premium Tax, prior surrender(s) not previously deducted as of the date We receive Due Proof of Death:

    a)   the Cash Value of Your Individual Account; or

    b)   the total net Purchase Payments under Your Individual Account.

If You die on or after age 75 and before the Annuity Commencement Date, We will pay the Beneficiary the Cash Value of Your Individual Account, less any applicable Premium Tax as of the date We receive Due Proof of Death.

INTEREST ON DEATH PROCEEDS

We will pay interest on death proceeds of Your Individual Account in accordance with the laws and regulations in effect by the state in which the certificate is issued for delivery.

DEATH PROCEEDS AFTER THE ANNUITY COMMENCEMENT DATE

If You die on or after the Annuity Commencement Date, We will pay the Beneficiary a death benefit consisting of any benefit remaining under the Annuity option then in effect.

                      CONTRACT DISCONTINUANCE PROVISIONS

The Contract Owner may discontinue this contract by Written Request at any time for any reason.

If the contract is discontinued because of Plan Termination and the Plan certifies to Us that the Plan Termination is the result of the dissolution or liquidation of the employer under US Code Title 11 procedures, the Cash Surrender Value may be distributed directly to the employees entitled to share in such distributions in accordance with the Plan relating to Plan Termination. Distribution may be in the form of cash payments, Annuity options, or deferred annuities.

If the Plan is terminated or the contract discontinued by the Contract Owner for any other reason, then upon discontinuance of the contract then the following rules apply.

On the date We receive the Contract Owner's Written Request to discontinue the contract, or We receive notice that is satisfactory to Us of Plan Termination, We will:

    a)   accept no further payments for the contract or certificates; and

    b) pay the Contract Owner, or You if so authorized, the Cash Surrender Value of the Underlying Funds of the contract and certificates; and

    c) pay the Contract Owner, or You if so authorized, the values if any, as described in the Fixed Account Rider, if applicable.

M-14672 (Non-4223)
                                      13

We reserve the right to discontinue the contract if:

    a) the Cash Value of the contract is less than the Termination Amount shown on the Certificate Specifications page; or

    b) We determine that the Plan or administration of the Plan is not in conformity with applicable law.

Within 31 days after We notify the Contract Owner in writing of Our intent to discontinue the contract, We will:

    a)   accept no further payments for the contract or certificates; and

    b) pay the Contract Owner, or You is so authorized, the Cash Value of the Underlying Funds of the contract and certificates; and

    c) pay the Contract Owner , or You is so authorized, any Fixed Account Cash Value of the contract and certificates if applicable.

If the contract is discontinued, We will distribute the values as applicable under the terms described above to the Contract Owner, or You if so authorized, no later than seven days following our mailing the written notice of discontinuance to the Contract Owner at the most current address available on Our records. Discontinuance of the contract will not affect payments We are making under any Annuity options which began before the date of discontinuance.

                             SETTLEMENT PROVISIONS

ELECTION OF SETTLEMENT OPTIONS

Any amount distributed from the certificate may be applied to any one of the Annuity options described below.

Election of any of these options must be made by Written Request to Our Office at least 30 days prior to the date such election is to become effective. The form of such Annuity option shall be determined by the Contract Owner or You if so authorized. The following information must be provided with any such request:

    a)   Your name, address, date of birth, social security number; and

    b)   the amount to be distributed in the form of an Annuity option; and

    c)   the Annuity option which is to be purchased; and

    d) the date the Annuity option payments are to begin, which is known as the Annuity Commencement Date; and

    e) if the form of the Annuity provides a death benefit in the event of Your death, the name, relationship and address of the Beneficiary; and

    f)   any other data that We may require.

If no Annuity Commencement Date is specified, the automatic Annuity Commencement Date for each Certificate will be the greater of when the Annuitant reaches age 90 or ten years after the Certificate Date. Additionally, to the extent permitted by law, at least 30 days before the original Annuity Commencement Date, the Contract Owner, or You if so authorized, may change the Annuity Commencement Date by Written Request to any time prior to the Annuitant's 90/th/ birthday, or ten years after the Certificate Date, or if We agree, to a later date not to exceed the Annuitant's 95/th/ birthday, subject to laws and regulations then in effect and Our approval. Individuals taking minimum required distributions are allowed to go beyond the maximum Annuity Commencement Date.

If no election has been made on the Annuity Commencement Date and if the Annuitant is living and has a spouse, We will pay to You the first of a series of monthly annuity payments based on the life of the Annuitant as primary payee and the Annuitant's spouse as secondary payee in accordance with the Joint and Last Survivor Life Annuity-Annuity Reduced on Death of Primary Payee Option. During the Annuitant's lifetime, if no election has been made and the Annuitant has no spouse on the Annuity Commencement Date, We will pay to You the first of a series of monthly annuity payments based on the life of the Annuitant, in accordance with the Life Annuity with Period Certain Annuity option, with 120 monthly payments assured.

The Beneficiary, as specified in item (e) above, may be changed by the Contract Owner or You if so authorized, as long as We are notified by Written Request while You are alive. If the Beneficiary designation is irrevocable, such designation cannot be changed or revoked without the consent of the Beneficiary. After We receive the Written Request and the written consent of the Beneficiary (if required), the new Beneficiary designation will take effect as of the date the notice is signed. We have no further responsibility for any payment We made before the Written Request.

M-14672 (Non-4223)
                                      14

MINIMUM AMOUNTS

The minimum Cash Value amount that can be placed under an Annuity option is $2,000 unless We consent to a lesser amount. If any periodic payments due are less than $100, We reserve the right to make payments at less frequent intervals resulting in a payment of at least $100 per year.

MISSTATEMENT

If an Annuitant's date of birth was misstated, all benefits of this certificate are what the Cash Value would have purchased at the correct age on the date of issue of the Annuity option elected. If an overpayment has occurred, the overpaid amount will be charged an interest rate as specified on the Certificate Specifications page, per annum. This amount will be deducted from the subsequent annuity payments as necessary. If an underpayment has occurred, the underpaid amount will be credited an interest rate as specified on the Certificate Specifications page, per annum. This amount due will be added to subsequent annuity payments as necessary. Proof of the Annuitant's age may be filed at any time at Our Office.

RETIRED LIFE CERTIFICATE

We will issue a retired life certificate if Annuity payments are elected setting forth the benefits to which such person is entitled under this certificate.

ALLOCATION OF AN ANNUITY

When an Annuity option is elected, the Contract Owner or Annuitant if so authorized, may further elect to have the Cash Value attributable to Your Individual Account applied to provide a Variable Annuity, a Fixed Annuity, or a combination of both.

If a Variable Annuity is elected, the Contract Owner or Annuitant if so authorized, may elect to transfer all or any part of the Cash Value from one Underlying Fund to another, as described in the provision "Transfer Between Underlying Funds," in order to reallocate the basis on which Annuity payments will be determined. Once annuity payments start, You may, with Our consent, change the allocation of Your values in each Funding Option.

                               VARIABLE ANNUITY

RELATION OF VARIABLE ANNUITY PAYMENTS TO THE SEPARATE ACCOUNT

Once variable annuity payments have begun, neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, shall adversly affect the dollar amount of variable annuity payments.any charges against the assets of the Separate Account will not adversely affect the dollar amount of the variable annuity payments.

AMOUNT OF FIRST PAYMENT

The LIFE ANNUITY TABLES are used to determine the first monthly Annuity payment. They show the dollar amount of the first monthly Annuity payment which can be purchased with each $1,000 applied. The amount applied to an Annuity will be the Cash Value attributable to an Annuitant as of 14 days before the date Annuity payments start. We reserve the right to require satisfactory proof of the age of any person on whose life Annuity payments are based before making the first payment under any of these options.

ANNUITY UNIT VALUE

The initial value of an Annuity Unit for each Underlying Fund was set at $1.000000. On any Valuation Date, the Annuity Unit Value for an Underlying Fund equals the Underlying Fund Annuity Unit Value on the immediately preceding Valuation Date, multiplied by the net investment factor for that Underlying Fund for the Valuation Period just ended, divided by the Assumed Daily Net Investment Factor. The Assumed Daily Net Investment Factor is shown on the Certificate Specifications Page.

The value of an Annuity Unit as of any date other than a Valuation Date will be equal to its value as of the Next Valuation Date.

NUMBER OF ANNUITY UNITS

We determine the number of Annuity Units credited to the Annuitant's account in each Underlying Fund by dividing the first monthly Annuity payment attributable to that Underlying Fund by the Underlying Fund's Annuity Unit Value as of 14 days before the due date of the first Annuity payment.

M-14672 (Non-4223)
                                      15

AMOUNT OF SECOND AND SUBSEQUENT PAYMENTS

The dollar amount of any or all payments made to an Annuitant after the first payment may change from month to month based on the net investment results of the Underlying Fund(s). The total amount of each Annuity payment made to an Annuitant will be equal to the sum of the payments in each Underlying Fund allocated to that Annuitant's account.

The actual amount of the payments made to an Annuitant for each Underlying Fund is found by multiplying the number of Annuity Units credited to the Annuitant's account for that Underlying Fund by the applicable Annuity Unit Value of the Underlying Fund as of the date 14 days prior to the date on which the payment is due. Once the variable annuity payments begin, the scale of charges to be made against the Separate Account will not adversely affect the dollar amount of variable annuity payments.

                                 FIXED ANNUITY

A Fixed Annuity is an Annuity with payments which remain fixed as to dollar amount throughout the payment period. The dollar amount of the first Fixed Annuity payment will be calculated as described above in the "Amount of First Payment" provision. All subsequent payments will be in the same amount and that amount will be assured throughout the payment period.

BETTERMENT OF RATES

We guarantee that any annuity purchased with respect to an amount equal to the Plan participant's account value as determined at the time of its commencement shall not be less than that which would be provided by the application of such amount to purchase a single consideration immediate annuity offered by Us or Our affiliates at that time for other group annuity contracts, which other contracts are determined in good faith by Us to be substantially similar to this certificate as to class, size, and date of issue.

                                ANNUITY OPTIONS

Subject to conditions stated in ELECTION OF SETTLEMENT OPTIONS AND MINIMUM AMOUNTS, all or any part of the Cash Value of this certificate may be paid to the Annuitant under one or more of the options below.

OPTION 1. LIFE ANNUITY--NO REFUND

We will make monthly Annuity payments during the lifetime of the person on whose life the payments are based, ending with the last monthly payment preceding death.

OPTION 2. LIFE ANNUITY WITH 120, 180, OR 240 MONTHLY PAYMENTS ASSURED

We will make monthly Annuity payments during the lifetime of the person on whose life the payments are based and under the conditions stated below.

If at the death of the Annuitant, payments have been made for less than 120, 180, or 240 months, as elected, We will continue to make payments to the designated Beneficiary during the remainder of the period.

OPTION 3. LIFE ANNUITY-CASH REFUND

We will make monthly Annuity payments during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant, provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to the dollar value of the excess, if any, of (a) over (b) where, for a Variable Annuity:

    (a) is the total amount applied under the option divided by the Annuity Unit Value on the due date of the first Annuity payment; and

    (b)  is:

         (1)  the number of Annuity Units represented by each payment; times

         (2)  the number of payments made;

   and for a Fixed Annuity:

    (a) is the Cash Value applied on the Annuity Commencement Date under this option; and

    (b)  is the dollar amount of Annuity payments already paid.

OPTION 4. JOINT AND LAST SURVIVOR LIFE ANNUITY

We will make monthly Annuity payments during the joint lifetime of the Annuitant and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

OPTION 5. JOINT AND LAST SURVIVOR LIFE ANNUITY--ANNUITY REDUCED ON DEATH OF PRIMARY PAYEE

We will make monthly Annuity payments to the Annuitant during the joint lifetime of two persons selected. One of the two persons will be designated as the primary payee. The other will be designated as the secondary payee. On the death of the secondary payee, if survived by the primary payee, We will continue to make monthly Annuity payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons.

M-14672 (Non-4223)
                                      16

On the death of the primary payee, if survived by the secondary payee, We will continue to make monthly Annuity payments to the secondary payee in an amount equal to 50% of the payments which would have been made during the lifetime of the primary payee.

No further payments will be made following the death of the survivor.

OPTION 6. PAYMENTS FOR A FIXED PERIOD

We will make monthly payments for the period selected. If at the death of the Annuitant, payments have been made for less than the period selected, We will continue to make payments to the designated Beneficiary during the remainder of that period.

OPTION 7. OTHER ANNUITY OPTIONS

We will make other arrangements for Annuity payments as may be mutually agreed upon by the Contract Owner or You if so authorized and Us.

M-14672 (Non-4223)
                                      17

                              LIFE ANNUITY TABLES
                 GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                      PURCHASED WITH EACH $1,000 APPLIED

                  OPTIONS 1, 2, AND 3 - SINGLE LIFE ANNUITIES

     MALE AND
      FEMALE
     ADJUSTED       NUMBER OF MONTHLY PAYMENTS GUARANTEED              CASH
       AGE         NONE         120          180          240         REFUND
        50         3.95         3.93         3.90         3.86         3.81
        51         4.03         4.00         3.97         3.91         3.87
        52         4.10         4.08         4.04         3.97         3.93
        53         4.19         4.15         4.11         4.04         3.99
        54         4.27         4.24         4.18         4.10         4.06
        55         4.37         4.32         4.26         4.17         4.13
        56         4.47         4.42         4.34         4.23         4.20
        57         4.57         4.51         4.43         4.30         4.27
        58         4.68         4.61         4.51         4.37         4.35
        59         4.80         4.72         4.60         4.44         4.44
        60         4.93         4.83         4.70         4.52         4.52
        61         5.07         4.95         4.80         4.59         4.62
        62         5.21         5.07         4.90         4.66         4.71
        63         5.36         5.20         5.00         4.74         4.81
        64         5.53         5.34         5.11         4.81         4.92
        65         5.70         5.48         5.21         4.88         5.03
        66         5.89         5.62         5.32         4.95         5.15
        67         6.08         5.78         5.43         5.01         5.28
        68         6.29         5.94         5.54         5.08         5.41
        69         6.51         6.10         5.66         5.13         5.54
        70         6.75         6.27         5.76         5.19         5.69
        71         7.00         6.45         5.87         5.24         5.84
        72         7.28         6.63         5.98         5.29         6.00
        73         7.57         6.82         6.08         5.33         6.17
        74         7.89         7.01         6.18         5.36         6.35
        75         8.23         7.20         6.27         5.40         6.54

Dollar amounts of the life Annuity payments are based on the 1994 Group Annuity Mortality Table for males projected with mortality improvement scale AA with ages set back two years and a net investment rate of 3%. The adjusted age of the person on whose life the Annuity is based is determined from the actual age last birthday on the due date of the first Annuity payment in the following manner:

 Calendar year in which
 first payment is due       2001 - 2010 2011 - 2020 2021 - 2030 2031 and later
 Adjusted age is actual age  minus 1     minus 2     minus 3       minus 4

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                                      18

                              LIFE ANNUITY TABLES
                 GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                      PURCHASED WITH EACH $1,000 APPLIED

                OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY

  MALE AND
   FEMALE
  ADJUSTED
    AGES        50         55         60         65         70         75
     50        3.53       3.65       3.74       3.81       3.87       3.90
     55        3.65       3.81       3.97       4.09       4.19       4.26
     60        3.74       3.97       4.19       4.40       4.57       4.70
     65        3.81       4.09       4.40       4.71       4.99       5.23
     70        3.87       4.19       4.57       4.99       5.42       5.82
     75        3.90       4.26       4.70       5.23       5.82       6.43

 OPTION 5 - JOINT AND LAST SURVIVOR LIFE ANNUITY - ANNUITY REDUCED ON DEATH OF
                                 PRIMARY PAYEE

  MALE AND
   FEMALE
  ADJUSTED
    AGES        50         55         60         65         70         75
     50        3.73       3.79       3.84       3.88       3.91       3.93
     55        3.97       4.07       4.16       4.23       4.28       4.31
     60        4.25       4.40       4.53       4.65       4.74       4.81
     65        4.57       4.77       4.97       5.16       5.32       5.46
     70        4.92       5.17       5.45       5.74       6.01       6.25
     75        5.29       5.61       5.99       6.40       6.82       7.22

Dollar amounts of the life Annuity payments are based on the 1994 Group Annuity Mortality Table for males projected with mortality improvement scale AA with ages set back two years and a net investment rate of 3%. The adjusted age of the person on whose life the Annuity is based is determined from the actual age last birthday on the due date of the first Annuity payment in the following manner:

 Calendar year in which
 first payment is due       2001 - 2010 2011 - 2020 2021 - 2030 2031 and later
 Adjusted age is actual age  minus 1     minus 2     minus 3       minus 4

M-14672 (Non-4223)
                                      19

                                ANNUITY TABLES
                 GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                      PURCHASED WITH EACH $1,000 APPLIED

                  OPTION 6 - PAYMENTS FOR A DESIGNATED PERIOD

                    MONTHLY                                   MONTHLY
    NUMBER          PAYMENT              NUMBER               PAYMENT
    OF YEARS        AMOUNT              OF YEARS              AMOUNT
      5              17.91                 18                  5.96
      6              15.14                 19                  5.73
      7              13.16                 20                  5.51
      8              11.68                 21                  5.32
      9              10.53                 22                  5.15
      10             9.61                  23                  4.99
      11             8.86                  24                  4.84
      12             8.24                  25                  4.71
      13             7.71                  26                  4.59
      14             7.26                  27                  4.47
      15             6.87                  28                  4.37
      16             6.53                  29                  4.27
      17             6.23                  30                  4.18

The dollar amounts of the monthly Annuity payments for the Sixth Option are based on a net investment rate of 3% per annum.

M-14672 (Non-4223)
                                      20

 CERTIFICATE OF PARTICIPATION UNDER A FLEXIBLE PREMIUM GROUP VARIABLE ANNUITY
                                   CONTRACT

             TAX QUALIFIED                        NON-PARTICIPATING

                                    RIDERS

                                 ENDORSEMENTS

M-14672 (Non-4223)